UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No. __)*


                           James River Coal Company
                           ------------------------
                               (Name of Issuer)


                    Common Stock, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)


                                  470355207
                                  ---------
                                (CUSIP Number)


                              September 25, 2006
                              ------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [x] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP 470355207                  SCHEDULE 13G                  Page 2 of 10


1.  Names of Reporting Persons.                    J-K NAVIGATOR FUND, L.P.

    I.R.S. Identification Nos. of above persons (entities only). 91-1752823

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)                                                                 [ ]

    (b)                                                                 [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization                           Delaware

Number of       5. Sole Voting Power                                832,095
Shares
Beneficially    6. Shared Voting Power                                    0
Owned by Each
Reporting       7. Sole Dispositive Power                           832,095
Person With
                8. Shared Dispositive Power                               0

9.  Aggregate Amount Beneficially Owned by Each Reporting Person    832,095

10. Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares (See Instructions)                                           [ ]

11. Percent of Class Represented by Amount in Row (9)                  5.0%

12. Type of Reporting Person (See Instructions)                          PN

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CUSIP 470355207                  SCHEDULE 13G                  Page 3 of 10


1.  Names of Reporting Persons.                     STEELHEAD PARTNERS, LLC

    I.R.S. Identification Nos. of above persons (entities only). 91-1740598

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)                                                                 [ ]

    (b)                                                                 [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization                           Delaware

Number of       5. Sole Voting Power                              1,197,255
Shares
Beneficially    6. Shared Voting Power                                    0
Owned by Each
Reporting       7. Sole Dispositive Power                         1,197,255
Person With
                8. Shared Dispositive Power                               0

9.  Aggregate Amount Beneficially Owned by Each Reporting Person  1,197,255

10. Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares (See Instructions)                                           [ ]

11. Percent of Class Represented by Amount in Row (9)                  7.2%

12. Type of Reporting Person (See Instructions)                          IA

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CUSIP 470355207                  SCHEDULE 13G                  Page 4 of 10


1.  Names of Reporting Persons.                      JAMES MICHAEL JOHNSTON

    I.R.S. Identification Nos. of above persons (entities only).

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)                                                                 [ ]

    (b)                                                                 [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization                      United States

Number of       5. Sole Voting Power                              1,197,255
Shares
Beneficially    6. Shared Voting Power                                    0
Owned by Each
Reporting       7. Sole Dispositive Power                         1,197,255
Person With
                8. Shared Dispositive Power                               0

9.  Aggregate Amount Beneficially Owned by Each Reporting Person  1,197,255

10. Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares (See Instructions)                                           [ ]

11. Percent of Class Represented by Amount in Row (9)                  7.2%

12. Type of Reporting Person (See Instructions)                       IN/HC

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CUSIP 470355207                  SCHEDULE 13G                  Page 5 of 10


1.  Names of Reporting Persons.                            BRIAN KATZ KLEIN

    I.R.S. Identification Nos. of above persons (entities only).

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)                                                                 [ ]

    (b)                                                                 [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization                      United States

Number of       5. Sole Voting Power                              1,197,255
Shares
Beneficially    6. Shared Voting Power                                    0
Owned by Each
Reporting       7. Sole Dispositive Power                         1,197,255
Person With
                8. Shared Dispositive Power                               0

9.  Aggregate Amount Beneficially Owned by Each Reporting Person  1,197,255

10. Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares (See Instructions)                                           [ ]

11. Percent of Class Represented by Amount in Row (9)                  7.2%

12. Type of Reporting Person (See Instructions)                       IN/HC

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CUSIP 470355207                  SCHEDULE 13G                  Page 6 of 10


Item 1.

(a)  Name of Issuer: James River Coal Company

(b)  Address of Issuer's Principal Executive Office:

     901 E. Byrd Street, Suite 1600
     Richmond, VA  23219

Item 2.

(a) Name of Person Filing:          J-K Navigator Fund, L.P. ("Navigator")
                                    Steelhead Partners, LLC ("Steelhead")
                                    James Michael Johnston
                                    Brian Katz Klein

(b) Address of Principal Business Office or, if none, Residence:

    The business address of each reporting person is 1301 First Avenue, Suite 201, Seattle, WA 98101.

(c) Citizenship:

    Reference is made to Item 4 of pages 2, 3, 4 and 5 of this Schedule 13G, which Items are incorporated by reference herein.

(d) Title of Class of Securities:

    Common Stock, par value $.01 per share

(e) CUSIP Number:  470355207

Item 3.	If this statement is filed pursuant to sections 240.13d-1(b) or
        240.13d-2(b) or (c), check whether the person filing is a:

        [ ] (a) Broker or dealer registered under section 15 of the Act
            (15 U.S.C. 78o).

        [ ] (b) Bank as defined in section 3(a)(6) of the Act
            (15 U.S.C. 78c).

        [ ] (c) Insurance company as defined in section 3(a)(19) of the Act
            (15 U.S.C. 78c).

        [ ] (d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        [x] (e) An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E);

        [ ] (f) An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

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CUSIP 470355207                  SCHEDULE 13G                  Page 8 of 10


        [x] (g) A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

        [ ] (h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        [ ] (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        [ ] (j) Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.  Provide the following information regarding the
        aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        Reference is hereby made to Items 5-9 and 11 of pages 2, 3, 4, and 5 of this Schedule 13G (this "Schedule"), which Items are incorporated by reference herein.

        Steelhead, as general partner of Navigator, and J. Michael Johnston and Brian K. Klein, as the member-managers of Steelhead, may be deemed to beneficially own the securities owned by Navigator insofar as they may be deemed to have the power to direct the voting or disposition of such securities.

        Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of Steelhead, Mr. Johnston or Mr. Klein is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates (the "Securities"), and Steelhead, Mr. Johnston and Mr. Klein disclaim beneficial ownership as to the Securities, except to the extent of their respective pecuniary interests therein.

        Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, executive officers, and members of the foregoing entities might be deemed the "beneficial owners" of some or all of the Securities insofar as they may be deemed to share the power to direct the voting or disposition of such Securities.

        Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the Securities, and such beneficial ownership is expressly disclaimed.

        The calculation of percentage of beneficial ownership in item 11 of pages 2, 3, 4 and 5 was derived from the Issuer's Form 10-Q filed with the Securities and Exchange Commission on August 9, 2006, in which the Issuer stated that the number of shares of its Common Stock, par value $.01 per share outstanding as of August 1, 2006 was 16,589,127.


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CUSIP 470355207                  SCHEDULE 13G                  Page 8 of 10


Item 5.	Ownership of Five Percent or Less of a Class

        Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

        Steelhead is filing this Schedule because, as investment manager for certain accounts in which the Securities are held, Steelhead has been granted the authority to dispose of and vote those Securities. Each entity that owns an account has the right to receive or the power to direct the receipt of, dividend from, or the proceeds from the sale of, the Securities held in the account.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
        the Security Being Reported on By the Parent Holding Company

        Not Applicable.

Item 8.	Identification and Classification of Members of the Group

        Not Applicable.

Item 9.	Notice of Dissolution of Group

        Not Applicable.

Item 10. Certification

        By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature

        After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  October 3, 2006                 STEELHEAD PARTNERS, LLC


                                        By: /s/ James Michael Johnston
                                            --------------------------
                                            James Michael Johnston
                                            Its Member-Manager

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CUSIP 470355207                  SCHEDULE 13G                  Page 9 of 10



                                        JAMES MICHAEL JOHNSTON


                                        /s/ James Michael Johnston
                                        --------------------------
                                        James Michael Johnston


                                        BRIAN KATZ KLEIN


                                        /s/ Brian Katz Klein
                                        --------------------
                                        Brian Katz Klein


        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 Signature

    After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  October 3, 2006                 J-K NAVIGATOR FUND, L.P.
                                        By: Steelhead Partners, LLC,
                                            its General Partner


                                        By: /s/ James Michael Johnston
                                            --------------------------
                                            James Michael Johnston
                                            Its Member Manager



                               EXHIBIT INDEX

Exhibit A                 Joint Filing Undertaking               Page 10


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CUSIP 470355207                  SCHEDULE 13G                 Page 10 of 10


                                 EXHIBIT A

                         JOINT FILING UNDERTAKING

        The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.


Dated:  October 3, 2006	                J-K NAVIGATOR FUND, L.P.
                                        By: Steelhead Partners, LLC,
                                            its General Partner


                                        By: /s/ James Michael Johnston
                                            --------------------------
                                            James Michael Johnston
                                            Its Member-Manager


                                        STEELHEAD PARTNERS, LLC


                                        By: /s/ James Michael Johnston
                                            --------------------------
                                            James Michael Johnston
                                            Its Member Manager


                                        JAMES MICHAEL JOHNSTON


                                        /s/ James Michael Johnston
                                        --------------------------
                                        James Michael Johnston


                                        BRIAN KATZ KLEIN


                                        /s/ Brian Katz Klein
                                        --------------------
                                        Brian Katz Klein